Exhibit 99.1

Company Contact
Mark Tucker
Vice President of Marketing
714-940-8201
Mark.Tucker@newhorizons.com

NEW HORIZONS WORLDWIDE, INC. TO RESTATE 2003 AND 2004
FINANCIAL RESULTS

ANAHEIM, Calif., August 2, 2006 – New Horizons Worldwide, Inc., the world’s largest independent IT training provider, announced that it will restate its 2003 and 2004 financial results due to errors discovered during the audit of its 2004 financial statements, and that the annual report on Form 10-K for the fiscal year ended December 31, 2003 and the quarterly reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004 should no longer be relied upon. The restatement for 2003 is primarily attributable to the understatement of the Company’s credit memo reserve and deferred rent liability, each as reported in the consolidated financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003. The Company determined that the existing credit memo reserve balance was inadequate compared to the volume of credit memos extended and that the methodology used to determine the credit reserve failed to take into account the expansion of the Company’s consumer business in 2003, and the volume of credit memos and refunds inherent in such business. The Company further determined that the deferred rent liability was understated as a result of the failure to take into account amendments to the Company’s lease agreements in calculating the deferred rent expense. Various other adjustments were identified requiring a restatement of results for 2004. The Company’s review process is ongoing and matters identified at this stage are preliminary and subject to change. The Company’s review may result in the identification of additional items requiring correction in the restated results. The 2004 and 2005 Annual Reports will be filed as soon as practicable and will reflect the restated 2003 and 2004 financial results.

About New Horizons Worldwide
Anaheim, California-based New Horizons Worldwide, Inc. (NEWH.PK) was named the world’s largest independent IT training company by IDC in 2005. New Horizons franchises the New Horizons Computer Learning Center brand in the US and around the world through its subsidiary, New Horizons Franchising Group, Inc., and also owns and operates several computer training centers in the US. Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 280 centers in 56 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com.

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